Exhibit 10.10

SECOND AMENDMENT

THIS SECOND AMENDMENT (the “Amendment”) is made and entered into effective as of September __, 2007 (the “Effective Date”) by and between GLENBOROUGH WESTFORD CENTER, LLC, a Delaware limited liability company (“Landlord”) and CYNOSURE, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain Lease dated January 31, 2005 (the “Original Lease”) by and between Glenborough Fund V, Limited Partnership (“Original Landlord”) and Tenant, as amended by a certain First Amendment to Lease dated September 16, 2005 (the “First Amendment”) (collectively, the Original Lease together with the First Amendment and this Second Amendment shall be referred to herein as the “Lease”). Pursuant to the Lease, Tenant currently leases certain premises on the first and second floor of the building commonly known as the Westford Corporate Center located at 5 Carlisle Road, Westford, Massachusetts 01886 (the “Building”), which premises contain approximately 55,817 rentable square feet of office space in the Building (the “Original Premises”) consisting of Suites 100 and 200.

B.	Tenant has requested that Landlord extend the Term of the Lease until December 31, 2012 and that Landlord lease to Tenant approximately 12,500 rentable square feet of space on the second floor of the Building contiguous with the second floor portion of the Original Premises, as more particularly shown on Exhibit A-1 attached hereto and incorporated herein (the “Expansion Premises”) and that the Lease be appropriately amended, and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Term. Effective as of the Effective Date, the date “June 30, 2012” in Section 2.6 of the Original Lease (as amended) is hereby deleted and replaced with December 31, 2012, which date shall hereinafter be referred to as the “Expiration Date”.

2.	Expansion Premises.

2.01.	Effective as of the Effective Date (the “Expansion Premises Commencement Date”), the Expansion Premises shall be added to the Original Premises, and together they shall constitute the “Premises” (agreed to be 68,317 rentable square feet) for all purposes under the Lease. The Expansion Premises shall be subject to all of the terms and conditions of the Lease currently in effect, except as expressly modified herein.

2.02.

Except for the Landlord Work (as defined in Exhibit B attached hereto and incorporated herein), the Expansion Premises are accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord. By taking possession of the Expansion Premises, Tenant agrees that the Expansion Premises are in good order and satisfactory condition. Landlord shall not be liable for a failure to deliver possession of the Expansion Premises or any other space due to the holdover or unlawful possession of such space by another party. During Tenant’s possession of the Expansion Premises prior to the Expansion Premises Rent Commencement Date (defined below), Tenant shall not be required to pay Rent with respect to the Expansion Premises except for the cost of services requested by Tenant. Any initial improvements to the Expansion Premises and/or renovation of the Premises by Tenant made in connection with this Amendment shall be performed in accordance with the Tenant Work Letter attached hereto as Exhibit B.

3.	Annual Base Rent; Tax Costs and Operating Expenses.

3.01.	Effective as of January 1, 2008 (the “Expansion Premises Rent Commencement Date”), the Annual Base Rent schedules set forth in Sections 2.2 and 2.10 of the Original Lease (as amended) shall be amended and replaced with the Annual Base Rent schedule for the entire Premises entitled Schedule 1 attached hereto and incorporated herein.

3.02.	Effective as of Expansion Space Commencement Date, the term “Base Year” in Section 2.3 of the Original Lease shall be amended and replaced with the follow: The term “Base Year” shall mean, with respect to the Original Premises, Calendar Year 2005 for Operating Expenses and Fiscal Year 2005 (i.e. July 1, 2004—June 30, 2005) for Tax Costs, and with respect to the Expansion Premises, Calendar Year 2008 for Operating Expenses and Fiscal Year 2008 (i.e. July 1, 2007—June 30, 2008) for Tax Costs.

3.03.	Effective as of Expansion Space Commencement Date, the term “Tenant’s Proportionate Share” in Section 2.19 of the Original Lease shall be amended and replaced with “68.4% with respect to the Original Premises and 15.3% with respect to the Expansion Premises.”

4.	Electrical Service. The Original Premises and Expansion Premises shall be submetered for electrical service. Tenant shall be solely responsible for the cost of electrical service necessary for the dedicated cooling of Tenant’s lab space in the Premises.

5.	Security Deposit. [TBD—SUBJECT TO REVIEW]

6.	Parking; Building Amenities.

6.01.

Effective as of the Expansion Premises Commencement Date, Section 2.12 of the Original Lease shall be deleted and replaced with the following: “Tenant shall have non-reserved vehicle access to the Building’s parking lot at a ratio of 3.3 vehicle spaces per each one thousand (1,000) rentable square feet of the Premises (i.e. non-reserved parking for two hundred and twenty-five (225) motor vehicles based upon the Tenant’s occupancy of 68,317 rentable square feet; the foregoing referred to herein as “Tenant’s Parking Rights”). Tenant’s Parking Rights shall be non-transferable (directly or indirectly) to any other institutions, entities or individuals. Tenant’s use of the Tenant’s Parking Rights shall be limited to normal business hours, and overnight parking at the Building shall be strictly prohibited. Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the parking lot. Landlord shall not be liable for any loss, injury or damage to persons using the parking lot or automobiles or other property thereon, it being agreed that, to the fullest extent permitted by law, the use of the parking lot and the parking spaces shall be at the sole risk of Tenant and its employees. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the parking lot. Tenant’s Parking Rights shall be subject to such reasonable rules and regulations therefor as may be set and changed with reasonable prior notice by the Landlord from time to time and uniformly enforced by Landlord during the Term. Tenant’s Parking Rights above are non-assignable and intended solely for the use of Tenant’s employees working from and business invitees to the Premises; and as such Tenant shall not offer them for “use” or “license” to any other entity, the general public, or any other tenants of the Building. All such appurtenant rights for parking as set forth in this Section are automatically terminated upon termination of this Lease, and shall have no separate independent validity or legal standing. Landlord reserves the right to relocate and/or temporarily close any or all of the parking facilities to the extent necessary in the event of a casualty or governmental taking or for maintenance and repairs of the parking facility provided Landlord shall reopen the same or provide replacement parking facilities as soon as practicable thereafter.”

6.02.	To the extent the same are provided for the non-exclusive use of all tenants and occupants of the Building and Project, Tenant may use the Building and Project amenities, including the men’s and women’s showers subject to (i) the Project Rules and Regulations and other rules, regulations and fees with respect to such amenities adopted by Landlord from time to time and (ii) Landlord’s right to discontinue any or all of such amenities at Landlord’s sole discretion as Landlord shall deem necessary at any time and from time to time.

7.	Miscellaneous.

7.01.	Effective as of the Effective Date, Section 39 of the Original Lease shall be deleted and of no further force or effect.

7.02.	Effective as of the Effective Date, Landlord’s Address for Notice as set forth in Section 2.8 of the Original Lease shall be as follows:

For all Notices:

Steve Smith

Normandy Real Estate Management

1776 On the Green

67 Park Place East

Morristown, NJ 07960

With a copy to:

Raymond P. Trevisan

Principal, General Counsel

Normandy Real Estate Partners

67 Park Place East

Morristown, NJ 07960

7.03.	Effective as of the Effective Date, all payments of Base Rent, Additional Rent and other amounts due under the Lease from Tenant shall be made as follows:

If by Regular Mail:	Glenborough Westford Center, LLC P.O. Box 30930 New York, New York 10087-0930

If by Overnight Mail/Courier:	JP Morgan Chase—Lockbox Processing Glenborough Westford Center, LLC Lockbox 30930 4 Chase Metrotech Center Ground Level Courier on Willoughby Street Brooklyn, NY 11245

If by Wire Transfer:	Glenborough Westford Center, LLC Account No. 230460283 ABA : 021000021 Bank: JPMorgan Chase Bank 401 Madison Avenue New York, NY 10017

7.04.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

7.05.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

7.06.	In the case of any inconsistency between the provisions of the Original Lease and/or First Amendment and this Amendment, the provisions of this Amendment shall govern and control.

7.07.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

7.08.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

7.09.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Richard Barry Joyce & Partners and Cushman & Wakefield. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.

7.10.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD: GLENBOROUGH WESTFORD CENTER, LLC, a Delaware limited liability company

By:

Name (print):	Name:

Title:

Name (print):

WITNESS/ATTEST:	LANDLORD: CYNOSURE, INC., a Delaware corporation

By:

Name (print):	Name:

Title:

Name (print):

SCHEDULE 1

ANNUAL BASE RENT

Period	Monthly Installment of Base Rent

January 1, 2008 - December 31, 2008	$82,706.98

January 1, 2009 - June 30, 2009	$83,748.65

July 1, 2009 - December 31, 2009	$88,400.06

January 1, 2010 - December 31, 2010	$89,441.73

January 1, 2011 - June 30, 2011	$90,483.40

July 1, 2011 - December 31, 2011	$95,134.81

January 1, 2012 - June 30, 2012	$96,176.48

July 1, 2012 - December 31, 2012	$115,945.00

EXHIBIT A-1

PLAN OF EXPANSION PREMISES

EXHIBIT B

TENANT WORK LETTER

This Exhibit is attached to and made a part of the Second Amendment by and between GLENBOROUGH WESTFORD CENTER, LLC, a Delaware limited liability company (“Landlord”) and CYNOSURE, INC., a Delaware corporation (“Tenant”) for certain space in the Building located at 5 Carlisle Road, Westford, Massachusetts 01886.

1.	General.

1.1 Purpose. This Tenant Work Letter sets forth the terms and conditions governing Tenant’s construction of tenant improvements to be installed in the Premises required and/or desired as a result of the addition of the Expansion Premises (the “Tenant Improvements”).

1.2 Construction Representatives. Prior to commencement of construction hereunder, each of Landlord and Tenant shall designate a representative (“Representative”) who shall act for Landlord and Tenant, as the case may be, in all matters regarding Tenant Improvements.

All inquiries, requests, instructions, authorizations or other communications with respect to the Tenant Improvements shall be made to Landlord’s Representative or Tenant’s Representative, as the case may be. Authorizations made by Tenant’s Representative shall be binding and Tenant shall be responsible for all costs authorized by Tenant’s Representative. Either party may change its Representative at any time by written notice to the other party. Landlord shall not be obligated to respond to or act upon any plan, drawing, change order approval or other matter relating to the Tenant Improvements until it has been executed by Tenant’s Representative.

2. Landlord Work; Labor Harmony. Landlord shall construct a demising wall for the Expansion Premises at Landlord’s sole cost and expense using Building-standard materials and construction (“Landlord Work”). Tenant acknowledges and agrees that in the event any portion of the construction of the Tenant Improvements interferes with, or in the reasonable judgment of Landlord may interfere with, the construction of any work to be performed by Landlord in the Building (including the Landlord Work) during construction of the Tenant Improvements, in all such events the work performed by Landlord shall take priority. If at any time construction of the Tenant Improvements shall cause disharmony, interference or union disputes of any nature whatsoever, whether with contractors of the Landlord and/or other tenants or occupants of the Building, Landlord reserves the right, without any liability to Landlord whatsoever, to immediately halt such construction of the Tenant Improvements and/or bar any offending contractors and/or subcontractors from the Building until such disharmony, interference or union disputes may be resolved.

3.	Design and Schedule.

3.1	Tenant Plans for Tenant Improvements.

(a)	Space Plan.

(b) Construction Drawings and Specifications. The “Construction Drawings and Specifications” as used herein shall mean the construction working drawings, the mechanical, electrical and other technical specifications, and the finishing details, including wall finishes and colors and technical and mechanical equipment installation, if any, all of which details the installation of the Tenant

Improvements in the Expansion Premises. The Construction Drawings shall be signed by Tenant’s Representative and shall be delivered to Landlord for its review. The Construction Drawings and Specifications shall:

(i)	be compatible with the Building shell, and with the design, construction and equipment of the Building;

(ii)	comply with all applicable laws, codes and ordinances including the Americans With Disabilities Act, and the rules and regulations of all governmental authorities having jurisdiction;

(iii)	comply with all applicable insurance regulations and the requirements of the Board of Underwriters for a fire resistant Class A building;

(iv)	include locations of all Tenant Improvements including complete dimensions; and

(v)	indicate an overall materials specification and level of quality consistent with other new first-class office space construction in the Boston Metro-West area.

(c) Except as otherwise provided pursuant to Section 12.3 and/or Section 12.5 of the Lease, all Tenant Improvements which are permanently affixed to the Expansion Premises or alter the operational systems of the Building shall become the property of Landlord upon expiration or earlier termination of the Lease and shall remain in the Expansion Premises at all times during the Term of the Lease.

3.2 Approvals by Landlord. All Construction Drawings and Specifications for the Tenant Improvements (collectively, the “Tenant Plans”) shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed, except that Landlord shall have complete discretion with regard to granting or withholding approval of the portions of the Tenant Plans to the extent the Tenant Plans would impact the Building’s structure or systems, affect future marketability of the Premises or Building or would be visible from the common facilities or exterior of the Building. Any changes, additions or modifications that Tenant desires to make to the Tenant Plans shall also be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed except as provided above for the Building structure, system or appearance impact.

4. Construction of Tenant Improvements. Following Landlord’s final approval of the Tenant Plans and Tenant obtaining permits, Tenant shall commence and diligently proceed with the construction of the Tenant Improvements. Tenant shall hire a contractor acceptable to Landlord to complete the Tenant Improvements and shall provide Landlord with a copy of the construction contract and all amendments thereto prior to commencement of construction. The Tenant Improvements shall be conducted with due diligence, in a good and workmanlike manner befitting a first class office building, and in accordance with the Tenant Plans and all applicable laws, codes, ordinances and rules and regulations of all governmental authorities having jurisdiction and shall be performed in compliance with the terms and conditions of the Lease including without limitation Sections 12.3 and 12.4 of the Original Lease. Tenant shall (i) apply for a construction permit for the Tenant Improvements (the “Building Permit”) no later than three (3) business days after receipt of Landlord’s approval of the Construction Drawings and Specifications and (ii) complete construction as soon as is practicable but consistent with the schedule provided to the Landlord in connection with its approval of the Tenant’s Plans. Expenses for electric service and other separately metered utilities during Tenant’s build-out and move-in shall be the responsibility of Tenant.

Tenant hereby agrees to indemnify Landlord and hold Landlord harmless from any and all claims for personal or bodily injury and property damage that may arise from the performance of the Tenant Improvements, whether resulting from the negligence or willful misconduct of its general contractors, subcontractors or otherwise. Tenant and its contractors and subcontractors shall execute such additional documents as Landlord deems reasonably appropriate to evidence said indemnity.

Tenant shall not commence the Tenant Improvements until all items set forth in Section 12.3 of the Original Lease are provided to Landlord, including without limitation the evidence of insurance required therein, copies of all contracts and copies of all required governmental permits and approvals.

5. Change Orders. If Tenant requests any change or addition to or subtraction from the Tenant Improvements (“Change Order”) after Landlord’s approval of the final and complete Construction Drawings and Specifications for the Tenant Improvements, Landlord shall respond to Tenant’s request for consent as soon as reasonably possible, but in no event later than ten (10) business days after being made. Any changes, additions or modifications that Tenant desires to make to the Tenant Plans shall not be unreasonably withheld, except that Landlord shall have complete discretion with regard to granting or withholding approval for the Building structure, system or appearance as provided in Section 3.2 above. All costs incurred by Landlord in connection with such change orders shall by reimbursed by Tenant to Landlord, as additional rent, with fifteen (15) days of Tenant’s receipt of an invoice therefor.

6. Cooperation With Other Tenants. Tenant shall promptly remove from the common facilities any of Tenant’s or Tenant’s contractors’ or subcontractors’ equipment, materials, supplies or other property deposited in the common facilities during the construction of the Tenant Improvements. Further, Tenant shall at no time disrupt or allow disruption to any other existing tenant’s or Building occupant’s access to their premises or the Building, nor allow disruptions of mechanical, electrical, telephone and plumbing services. In addition, Tenant shall not interrupt or interfere with the normal business operations of any other tenant or occupant of the Building, the Project or adjacent buildings. To the extent construction of the Tenant Improvements does, or in the reasonable opinion of Landlord may, interrupt the normal business operations of any other tenant or occupant of the Building, the Project or adjacent buildings, such portion of the Tenant Improvement work shall be performed after normal business hours at such times as are directed by Landlord.

7. Inspection by Landlord; Construction Supervision. Landlord shall have the right to inspect the Tenant Improvements at all reasonable times. Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute the Landlord’s approval of same. Tenant shall pay Landlord a fee of 4% of the contract price for the Tenant Improvements for construction management and supervision.

8. Completion of Tenant Improvements. Tenant shall notify Landlord in writing when the Tenant Improvements have been substantially completed. Landlord shall thereupon have the opportunity to inspect the Expansion Premises in order to determine if the Expansion Premises have been substantially completed in accordance with the Tenant Plans. If the Tenant Improvements have not been substantially completed in accordance with the Tenant Plans, Landlord shall immediately following inspection, provide Tenant with written notification of the items deemed incorrect or incomplete. Tenant shall forthwith proceed to correct the incorrect or incomplete items. Notwithstanding anything to the contrary, the Tenant Improvements shall not be considered suitable for review by Landlord until all designated or required governmental inspections, permits and certifications necessary for the Tenant Improvements, including, but not limited to a temporary or final certificate of occupancy, have been made, given and/or posted.

9.	Tenant Improvement Allowance.

(a) Landlord shall reimburse Tenant for up to $250,000 (the “Improvement Allowance”) of the Costs of Tenant Improvements (as hereinafter defined). Tenant shall be solely responsible for the amount by which the Costs of Tenant Improvements exceeds the Improvement Allowance.

(b) Tenant acknowledges that any request for payment of the Improvement Allowance must be delivered to Landlord together with executed lien waivers, architect’s certificates, contractor’s statements and owner’s statements covering the work for which reimbursement is then being requested. Landlord shall make disbursements of the Improvement Allowance within thirty (30) days after the Landlord’s receipt of all required documentation, but in no event earlier than the date that Tenant takes possession of the entire Expansion Premises. Funds paid to Tenant from Landlord shall be deemed to be paid out of the Improvement Allowance until the full amount of the Improvement Allowance has been disbursed. Upon Tenant’s completion of Tenant Improvements and delivery to Landlord of final lien waivers (including as-built plans for the Tenant Improvement if requested by Landlord) and other evidence required by Landlord to confirm Tenant Improvements has been completed and fully paid for, Landlord shall, after written request from Tenant, disburse to Tenant any portion of the Improvement Allowance to which Tenant has satisfied the requirements for disbursement.

“Costs of Tenant Improvements” shall mean the design and architectural costs to prepare the Tenant Plans, costs of all labor and materials, costs for removal of all construction debris, general contractor’s fees and any permit or license fees necessary for completion of construction of Tenant Improvements and shall include the construction management and supervisory fee described in Section 7 above, if applicable. Landlord acknowledges that said Costs of Tenant Improvements may be applied to Tenant Improvements in either the Expansion Premises or the Original Premises as set forth in the Tenant Plans. Landlord shall be under no obligation to apply any portion of the Improvement Allowance for any purposes other than as provided in this Exhibit B, nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, supplier, workers or material men. Landlord shall be under no obligation to disburse any remaining portion of the Improvement Allowance if (i) Tenant is in Default under the Lease at the time of request of such disbursement or at the time such disbursement is due from Landlord or (ii) any disbursement request is received after the date that is six (6) months from the Expansion Premises Commencement Date, and Tenant shall not thereafter be entitled to any such undisbursed portion of the Improvement Allowance.